Filed Pursuant to Rule 424(b)(3)

File No. 333-215204

 Prospectus Supplement No. 3

(To Prospectus dated June 9, 2017)

701,500 American Depositary Shares Each Representing 40 Ordinary Shares

Issuable Upon Exercise of 701,500 Warrants

Immuron Limited

This Prospectus Supplement No. 3 supplements and amends the prospectus dated June 9, 2017, as so supplemented and amended referred to herein as the Prospectus. Prospective investors should carefully review the Prospectus and this Prospectus Supplement No. 3.

This Prospectus Supplement No. 3 is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 3 updates or supersedes the information contained in the Prospectus, including any supplements thereto. This Prospectus Supplement No. 3 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplement thereto. We are offering 701,500 American Depositary Shares (each, an “ADS” and, collectively the “ADSs”), each ADS representing forty (40) of our ordinary shares, issuable upon exercise of 701,500 Warrants. Each Warrant has a per ADS exercise price of $10.00 and expires five years from the date of issuance.

Our ADSs and Warrants are listed on The NASDAQ Capital Market under the symbols “IMRN” and “IMRNW,” respectively. Our ordinary shares are listed on the Australian Securities Exchange under the symbol “IMC.” On January 17, 2018, the closing price of our ordinary shares on the Australian Securities Exchange was AUD$0.24 per ordinary share and the closing price of our ADSs on The NASDAQ Capital Market was $6.90

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and, as such, we have elected to comply with certain reduced public company reporting requirements for future filings.

Investing in our ordinary shares in the form of ADSs involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Annual Report on Form 20-F for the fiscal year ended June 30, 2017, which comprises Prospectus Supplement No. 2 dated November 2, 2017, as the same may be updated in future prospectus supplements.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 18, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the Month of January 2018

Commission File Number: 001-38104

IMMURON LIMITED

(Name of Registrant)

Level 3, 62 Lygon Street, Carlton South, Victoria, 3053, Australia 3053

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐ ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

Indicate by check mark whether by furnishing the information contained in this Form, the registrant is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes ☐               No ☒

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): 82-

IMMURON LIMITED

January 18, 2018, Immuron Limited (ASX:IMC) (NASDAQ:IMRN) (the “Company”).

a) Dismissal of independent registered public accounting firm

On December 18, 2017, the Company dismissed Marcum LLP as the Company’s independent registered public accounting firm.

The audit reports of Marcum LLP on the consolidated financial statements of the Company for each of the three most recent fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report of Marcum LLP, dated December 20, 2016 on the consolidated financial statements of the Company as of June 30, 2016 and 2015, and for the years ended June 2016, 2015 and 2014, noted certain restatements to give effect for errors in the classification of customer discounts and allowances as a reduction to revenue, measurement and recognition of share-based payments, the accounting for equity issued in connection with convertible debt and certain amounts reflected in the statements of cash flows. Further, the loss per share for each year was restated. In addition, the Company made certain revisions to the footnotes to the consolidated financial statements.

During the Company’s fiscal years ended June 30, 2015, June 30, 2016 and June 30, 2017 and during the subsequent interim period through December 18, 2017, there were no disagreements with Marcum LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to Marcum LLP’s satisfaction, would have caused Marcum LLP to make reference to the subject matter of the disagreement in connection with its reports and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K except as follows: Material weaknesses were identified by Marcum LLP in some aspects of our internal control over financial reporting specifically surrounding the assessment of some certain significant transactions and properly performing certain reviews and monitoring controls in the preparation of the financial statements in accordance with International Financial Reporting Standards, as promulgated by International Accounting Standards Board.

The Company provided Marcum LLP with a copy of the disclosures in this report prior to filing with the Securities and Exchange Commission (the “SEC”). A copy of Marcum’s letter dated January 18, 2018 to the SEC, stating whether it agrees with the statements made in this report, is filed as Exhibit 99.1 to this report.

b) Engagement of New Independent Registered Public Accounting Firm.

On December 18, 2017, the Audit Committee engaged Grant Thornton Audit Pty Ltd as the Company’s independent registered public accounting firm for the year ending June 30, 2018.

During the three most recent fiscal years ended June 30, 2017 and during the subsequent interim period through January 17, 2018, neither the Company nor anyone on its behalf consulted Grant Thornton Audit Pty Ltd regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

 EXHIBITS

Exhibit Number	Description

99.1	Letter from Marcum LLP
99.2	Immuron Appoints Grant Thornton as Company Auditors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IMMURON LIMITED

Date: January 18, 2018	By:	/s/ Peter Vaughan
Peter Vaughan
Joint-Chief Financial Officer

Exhibit 99.1

[MARCUM LETTEREAD]

January 18, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Immuron Limited in its Form 6-K dated January 18, 2018. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Immuron Limited contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp

Exhibit 99.2

Immuron Appoints Grant Thornton as Company Auditors

January 18th, 2018, Melbourne, Australia: Immuron Limited (ASX:IMC) (NASDAQ:IMRN) (the “Company”) is pleased to advise the Company’s has appointed Grant Thornton Audit Pty Ltd at act as the independent auditors of Immuron for both the Australian and US financial reporting requirements.

Grant Thornton will replace the incumbent US Auditor Marcum LLP and, subject to clearance from ASIC, William Buck Audit Pty Ltd in Australia for both the FY2018 half year review, and full year audit processes.

This change will streamline the reporting process by being able to work with one audit firm across both jurisdictions which comes with many efficiencies and advantages.

The Board and management of Immuron would take this opportunity to thank both the William Buck and Marcum audit teams for their assistance and service over the past 5 and 2 years respectively, especially throughout the lengthy and complex US listing process undertaken last year.

For and on behalf of the Company,

Kind Regards;

Peter Vaughan

Company Secretary

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About Grant Thornton:

Grant Thornton Australia Pty Ltd has more than 1,200 people working in offices in Adelaide, Brisbane, Cairns, Melbourne, Perth and Sydney. Grant Thornton Australia provides assurance, tax, and advisory services to organisations in Australia and around the globe. As a member firm of Grant Thornton International Ltd, Grant Thornton Australia is a part of a network with more than 47,000 people in over 130 countries and is committed to promoting transparency, executing high quality audits, managing risks and upholding independence.

Grant Thornton Australia currently audits a significant number of Life Sciences companies a number of which are ASX and NASDAQ dual-listed companies.

ABOUT IMMURON:

Immuron Ltd (ASX: IMC) is a biopharmaceutical company focused on developing and commercialising oral immunotherapeutics for the treatment of many gut mediated diseases. Immuron has a unique and safe technology platform that enables a shorter development therapeutic cycle. The Company currently markets and sells Travelan® for the prevention of travellers’ diarrhea whilst its lead product candidate IMM-124E is in Phase 2 clinical trials for NASH and ASH. These products together with the Company’s other preclinical immunotherapy pipeline products targeting immune-related diseases currently under development, will meet a large unmet need in the market. For more information visit: http://www.immuron.com

FORWARD-LOOKING STATEMENTS:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: risks relating to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of research and development activities; risks relating to the timing of starting and completing clinical trials; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.